EXHIBIT 1.3

DIAGEO PLC AND DIAGEO CAPITAL PLC

OFFICER’S CERTIFICATE

In connection with the issuance of the 5.875% Guaranteed Notes due 2036(the “2036 Notes”), the 5.500% Guaranteed Notes due 2016 (the “2016 Notes”) and the 5.125% Guaranteed Notes due 2012 (the “2012 Notes” and, collectively, the “Securities”) by Diageo Capital plc (the “Issuer”) pursuant to the Indenture dated as of August 3, 1998 (the “Indenture”) among the Issuer, Diageo plc (the “Guarantor”) and Citibank, N.A., as Trustee (section references herein being to the Indenture), and pursuant to the authorizations of the Board of Directors of the Guarantor and an authorized committee of the Board of Directors of the Guarantor by Resolutions adopted on August 30, 2006 and September 25, 2006 and by Written Resolutions in accordance with Article 117 of the Guarantor’s Articles of Association on September 25, 2006 and of the Board of Directors of the Issuer by Resolutions adopted on September 25, 2006, each of the undersigned hereby confirms that the following terms and conditions of the Securities were established in accordance with Section 301 of the Indenture:

Title of Securities:	5.875% Guaranteed Notes due 2036 5.500% Guaranteed Notes due 2016 5.125% Guaranteed Notes due 2012

Issue Price:	99.136% for the 2036 Notes 99.741% for the 2016 Notes 99.420% for the 2012 Notes

Issue Date:	September 28, 2006 for the Guaranteed Notes

Principal Amount of Guaranteed Notes:	$600,000,000 for the 2036 Notes $600,000,000 for the 2016 Notes $300,000,000 for the 2012 Notes

Form of Securities:

The Securities will be issued in the form of a global note that will be deposited with The Depository Trust Company, New York, New York (“DTC”) on the closing date. The global note will be issued to DTC, which will be executed and delivered in substantially the form attached hereto as Exhibit A. In certain circumstances described in the Indenture, Securities may be issued in definitive form.

Maturity:	September 30, 2036 for the 2036 Notes September 30, 2016 for the 2016 Notes January 30, 2012 for the 2012 Notes

Interest Rate:

5.875% per annum for the 2036 Notes accruing from September 28, 2006
5.500% per annum for the 2016 Notes accruing from September 28, 2006
5.125% per annum for the 2012 Notes accruing from September 28, 2006

Interest Payment Dates:

For the 2036 Notes on March 30 and September 30 of each year, commencing on March 30, 2007, For the 2016 Notes on March 30 and September 30 of each year, commencing on March 30, 2007, For the 2012 Notes on January 30 and July 30 of each year, commencing on July 30, 2007, provided that if such Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next Business Day. “Business Day” shall have the meaning assigned to it in the Prospectus.

Regular Record Dates:	March 15 and September 15 of each year for the 2036 Notes and the 2016 Notes. January 15 and July 15 of each year for the 2012 Notes.

Place of Payment, Paying Agent, Registration of Transfer and Exchange:	Citibank, N.A. Corporate Agency & Trust 388 Greenwich Street 14th Floor New York, NY 10013

Notices and Demands to Issuer:	Diageo Capital plc 8 Henrietta Place London W1G 0NB England Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Notices and Demands to Guarantor:	Diageo plc 8 Henrietta Place London W1G 0NB England Attn: Secretary or Diageo North America, Inc. 801 Main Street Norwalk, CT 06851 United States

Tax Redemption Provisions:	Optional, in whole but not in part, at the option of the Issuer or the Guarantor, at any time in accordance with Section 1108 of the Indenture

Optional Make-Whole Redemption Provisions:

Optional, in whole or in part, at the option of the Issuer, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 20 basis points in the case of the 2036 Notes, 15 basis points in the case of the 2016 Notes and 12.5 basis points in the case of the 2012 Notes plus, in each case, accrued interest to the date of redemption.

Defeasance and Discharge of Securities (Section 403):	Applicable

Additional Amounts:

Pursuant to Section 1004 of the Indenture, the obligations of the Issuer and the Guarantor to pay additional amounts thereunder shall be subject to the additional exceptions specified in the form of Notes set forth in Exhibit A hereto.

Other Term of the Securities:

The other terms of the Securities shall be substantially as set forth in the Indenture, the form of Notes attached hereto as Exhibit A, the Prospectus dated March 27, 2006 (the “Prospectus”) relating to the Securities and the Prospectus Supplement dated September 25, 2006 to the Prospectus.

In connection with the aforementioned issuance, each of the undersigned hereby certifies to the best of his or her knowledge that:

1.                He or she has read the provisions of the Indenture setting forth covenants and conditions to the Trustee’s authentication and delivery of the Securities and the

Guarantees endorsed thereon by the Guarantor, and the definitions in the Indenture relating thereto.

2.                He or she has examined the resolutions of the Board of Directors of the Issuer or the Guarantor, as applicable, adopted prior to the date hereof relating to the authorization, issuance, authentication and delivery of the Securities and the Guarantees, such other corporate records of the Issuer and the Guarantor, as applicable, and such other documents deemed necessary as a basis for the opinion hereinafter expressed.

3.                In his or her opinion, such examination is sufficient to enable him or her to express an informed opinion as to whether the covenants and conditions referred to above have been complied with.

4.                He or she is of the opinion that the covenants and conditions referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has hereunto signed his name.

Dated: September 28, 2006
DIAGEO CAPITAL PLC

	By:	/s/ Charles Coase
Name: Charles Coase
Title: Director

DIAGEO PLC

	By:	/s/ N.C. Rose
Name: N.C Rose
Title: Chief Financial Officer